Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
August 8, 2006
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
SECOND QUARTER RESULTS

Dover, Delaware— Chesapeake Utilities Corporation (NYSE: CPK) today announced an increase of 42 percent in net income for the quarter ended June 30, 2006 compared to the same period in 2005. Second quarter net income was $1.1 million, or $0.19 per share (diluted) compared to net income of $796,000, or $0.14 per share (diluted) for the same period in 2005. Net income increased $200,000, or 3 percent, for the first six months in 2006 when compared to the same period in 2005. Net income for the first six months in 2006 was $7.2 million, or $1.20 per share, compared to net income of $7.0 million, or $1.19 per share, for the same period in 2005. Weather on the Delmarva Peninsula had a significant impact on the quarterly and year to date results as temperatures were 32 percent warmer in the second quarter and 21 percent warmer in the first six months of 2006 compared to the respective periods in 2005. The Company estimates that the warmer weather reduced net income by $422,000, or $0.07 per share, in the second quarter and by $1.6 million, or $0.26 per share, year to date. The negative impact of the warmer weather was more than offset by the Company’s continued strong customer growth, improved results by the advanced information services segment and the Company’s continued cost containment efforts.

Highlights during the second quarter include:

▪
Despite the 32 percent warmer weather, earnings per share (diluted) increased by $0.02, or 14 percent, and total gross margin increased $500,000 or 3 percent. The Company estimates the warmer weather negatively impacted gross margin by $698,000 for the quarter.

▪
Customer growth in the natural gas and propane businesses remained strong, with the Delmarva and Florida natural gas distribution operations showing 8 and 7 percent increases in residential customers, respectively; and the Delmarva propane Community Gas Systems (“CGS”) generating a 36 percent increase in customers.

▪	Continued capital investment resulted in an increase of $6.6 million to net property, plant, and equipment during the quarter.

▪
On June 19, 2006, Eastern Shore Natural Gas, a subsidiary of the Company, announced that it had received approval from the Federal Energy Regulatory Commission (“FERC”) to expand its pipeline system in the years 2006, 2007 and 2008. The entire project represents an investment of $33.6 million, with expected annualized revenue of $6.8 million after the full build-out of the facilities.

▪
On August 1, 2006, Eastern Shore Natural Gas received approval from the FERC to recover the pre-service costs associated with a future pipeline project through its rates from two of its customers. The Company recorded a regulatory asset and recognized a reduction in other operating expenses of $226,000 during the second quarter.

▪	The Company increased its quarterly dividend from $0.285 per share to $0.29 per share, resulting in an annualized dividend of $1.16 per share.

“We are pleased to see continued growth in our natural gas and propane operations. This growth, in combination with improvements in the information services business and gross margin in the propane business, more than offset the extreme warm temperatures we experienced during the quarter and first half of this year,” said John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation.

The discussions of the results for each of the periods ended June 30, 2006 and 2005, use the term “gross margin.” “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin” see Footnote (1) to the Supplemental Income Statement Data which follows. The discussions also refer to “other operating expenses.” Other operating expenses refer to the following expense categories: operations, maintenance, depreciation and amortization, and other taxes.

Results for the quarter ended June 30, 2006

Operating income increased $880,000, or 38 percent, to $3.2 million for the second quarter of 2006, compared to $2.3 million in the second quarter of 2005. Gross margin increased $500,000, or 3 percent, for the second quarter of 2006 compared to 2005, as growth from distribution and transmission operations and cost containment efforts more than offset the negative impact of warm weather on gross margin.

Natural Gas Operations

▪	Natural Gas operating income for the quarter increased by $307,000, or 10 percent, on gross margin growth of $147,000, compared to the second quarter of 2005.

▪
Gross margin for the Delaware and Maryland distribution operations decreased by $288,000, as temperatures on the Delmarva Peninsula were 32 percent warmer during the second quarter of 2006 compared to the second quarter of 2005. The Company estimates that the warmer temperatures resulted in a decrease in gross margin of approximately $377,000 compared to the second quarter of 2005.

▪	Continued growth in residential customers on the Delmarva Peninsula generated approximately $257,000 of increased gross margin for the second quarter of 2006, compared to the second quarter of 2005.

▪
Gross margin for the Florida operations increased $108,000 for the quarter, compared to the second quarter of 2005, primarily due to a 7 percent increase in residential customers and growth in the unregulated natural gas supply management services.

▪
The natural gas transmission operation achieved gross margin growth of $326,000, or 9 percent, primarily due to additional transportation services provided to its firm customers, which were implemented in November 2005. These additional services are expected to continue to contribute approximately $110,000 per month, or $1.3 million annually, to gross margin.

▪
Other operating expenses for the Natural Gas segment decreased $160,000, or 2 percent, for the second quarter of 2006 compared to the second quarter of 2005, due primarily to pre-service costs that were deferred in the second quarter of 2006 and decreases in health care benefit costs and accruals for incentive compensation, partially offset by an increase in costs to support the customer growth, including higher payroll, depreciation and property taxes. The Company changed health care service providers in November 2005.

Propane Operations

▪	Propane’s operating loss for the second quarter of 2006 narrowed by $321,000, or 42 percent, compared to the second quarter of 2005 on gross margin growth of $315,000.

▪
Gross margin for the Delmarva propane distribution operation increased by $132,000, despite temperatures on the Delmarva Peninsula being 32 percent warmer during the second quarter of 2006 compared to the second quarter of 2005. The Company estimates that the warmer temperatures resulted in a decrease in gross margin of approximately $321,000, compared to the second quarter of 2005. The weather impact was offset by $368,000 from higher gross margin due to the increase in the average gross margin per retail gallon of propane sold.

▪
Other operating expenses of the Propane unit remained relatively unchanged with a slight decrease for the quarter of $6,000, compared to the first quarter of 2005. Other operating expenses for the Delmarva propane distribution operation decreased $11,000 for the second quarter in 2006 compared to the second quarter of 2005.

▪
During the first quarter of 2006, one of the Company’s propane suppliers sold the Company propane that contained above normal levels of petroleum byproducts. The propane supplier indicated that it would reimburse the Company for all damages, costs and expenses incurred in connection with this matter. As a result of the supplier’s commitment to reimburse the Company, fixed costs of $87,000 and other variable costs incurred during the quarter relating to this incident have been billed to the supplier and recorded as accounts receivable instead of operating expenses. If these fixed costs were listed as expenses on the income statement, other operating expense for the Delmarva propane distribution operation would have increased by $76,000 in the second quarter, when compared to the second quarter of the prior year. The higher other operating expenses for the period are attributable to one of the Pennsylvania start-ups and higher vehicle fuel costs, partially offset by lower health care costs.

Advanced Information Services

The Advanced Information Services segment reported operating income of $172,000 for the second quarter 2006, representing an improvement of $203,000 compared to the same period in 2005. The improvement in operating income is primarily related to the elimination of the operating loss incurred by the LAMPSTM product during the second quarter of 2005 and increased consulting revenues. The LAMPSTM product was sold in October 2005. For the second quarter of 2005, the LAMPSTM product had an operating loss of $93,000.

Interest Expense

Interest expense increased from $1.3 million in the second quarter of 2005 to $1.5 million in the second quarter of 2006. The 18 percent increase was primarily due to an increase in short-term borrowing to fund the Company’s capital investments made in late 2005 and the first six months of 2006. The Company’s average short-term borrowing was $23.7 million higher during the second quarter of 2006 when compared to the second quarter of 2005. The Company expects that the interest expense will remain above 2005 levels due to the large capital expenditures in late 2005 and the planned capital expenditures in 2006 for growth and expansion.

Results for the six months ended June 30, 2006

Operating income increased $813,000, or 6 percent, to $14.6 million for the first six months of 2006, compared to $13.8 million for the same period in 2005. Gross margin increased $254,000 for the six months ended June 30, 2006 compared to 2005, as customer growth and cost containment efforts more than offset the negative impact warmer weather had on gross margin.

Natural Gas Operations

▪	Natural Gas operating income for the six months ended June 30, 2006 increased by $510,000, or 5 percent, on gross margin growth of $537,000, compared to the same period in 2005.

▪
Gross margin for the Delaware and Maryland distribution operations decreased by $637,000, as temperatures on the Delmarva Peninsula were 21 percent warmer during the first six months of 2006 compared to 2005. The warmer temperatures resulted in a decrease in gross margin of approximately $1.4 million compared to 2005, which was partially offset by gross margin from new customers.

▪
Continued growth in residential customers on the Delmarva Peninsula generated approximately $719,000 of increased gross margin for the six months ended June 30, 2006, compared to the same period in 2005.

▪
Gross margin for the Florida operations increased $515,000 for the six months ended 2006, compared to 2005, primarily due to a 7 percent increase in residential customers and growth in the unregulated natural gas supply management services.

▪
The natural gas transmission operation achieved gross margin growth of $660,000, or 8 percent, primarily due to additional transportation services provided to its firm customers, which were implemented in November 2005.

▪
Other operating expenses for the Natural Gas segment increased slightly by $28,000 for the first six months of 2006 compared to the same period in 2005, due primarily to costs to support customer growth, including higher payroll, depreciation and property taxes, which were partially offset by pre-service costs that were deferred in the second quarter of 2006 and decreases in health care benefit costs and accruals for incentive compensation.

Propane Operations

▪	Propane operating income for the first six months ended June 30, 2006 declined by $247,000, or 8 percent, compared to the same period of 2005, due to the negative impact of the warmer weather.

▪
Gross margin for the Delmarva propane distribution operation decreased by $515,000. Weather that was 21 percent warmer during the first six months of 2006 compared to 2005, reduced margin by approximately $1.1 million. However, the negative impact of weather was partially offset by $674,000 of higher margins due to an increase in the average gross margin per retail gallon of propane sold.

▪
Gross margin for the CGS increased $42,000 when compared to the prior period, primarily from an increase in the number of customers. The average number of customers increased 1,021, or 36 percent, to 3,840 in the first six months of 2006, compared to the same period in 2005. The Company expects the growth of its CGS operation to continue in the future as the number of systems currently under construction is anticipated to provide for an additional 7,739 customers.

▪
Other operating expenses of the Propane unit decreased for the first six months of 2006 by $88,000, compared to the same period in 2005. Other operating expenses for the Delmarva propane distribution operation decreased $107,000 for the first half of 2006 compared to 2005.

▪
During the first quarter of 2006, one of the Company’s propane suppliers sold the Company propane that contained above normal levels of petroleum byproducts. The propane supplier has indicated that it would reimburse the Company for all damages, costs and expenses incurred in connection with this matter. As a result of the supplier’s commitment to reimburse the Company, fixed costs of $387,000 and other variable costs incurred during the six months ended June 30, 2006 relating to this incident have been billed to the supplier and recorded as accounts receivable instead of operating expenses. If these fixed costs were listed as expenses on the income statement, other operating expense for the Delmarva propane distribution operation would have increased by $280,000 in the second quarter, when compared to the second quarter of the prior year. The higher other operating expenses for the period are attributable to one of the Pennsylvania start-ups and higher costs associated with vehicle fuel and maintenance. These higher operating costs were partially offset by a decrease in health insurance costs.

Advanced Information Services

The Advanced Information Services segment reported operating income of $188,000 for the first half of 2006, representing an improvement of $452,000 compared to the same period in 2005. The improvement in operating income is primarily related to the elimination of the operating loss incurred by the LAMPSTM product during the second quarter of 2005 and increased consulting revenues. The LAMPSTM product was sold in October 2005. For the first six months of 2005, the LAMPSTM product had an operating loss of $350,000.

Interest Expense

Interest expense increased from $2.6 million in the first six months of 2005 to $3.0 million in the same period of 2006. The 17 percent increase was primarily due to an increase in short-term borrowing to fund the Company’s capital investments made in late 2005 and the first six months of 2006. The Company’s average short-term borrowing was $25.4 million higher during the first six months of 2006 when compared to the first six months of 2005. The Company expects that the interest expense will remain above 2005 levels due to the large capital expenditures in late 2005 and the planned capital expenditures in 2006 for growth and expansion.

Condensed Consolidated Statements of Income
For the Periods Ended June 30, 2006 and 2005
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Second Quarter		Year to Date
	2006	2005	2006	2005
Operating Revenues	$44,304	$42,220	$135,254	$120,066

Operating Expenses
Cost of sales, excluding costs below	28,506	26,922	94,430	79,496
Operations	8,852	9,422	18,453	19,510
Maintenance	584	489	1,028	818
Depreciation and amortization	2,037	1,911	4,014	3,812
Other taxes	1,120	1,151	2,686	2,601
Total operating expenses	41,099	39,895	120,611	106,237
Operating Income	3,205	2,325	14,643	13,829
Other income net of other expenses	64	228	142	311
Interest charges	1,501	1,273	2,995	2,551
Income Before Income Taxes	1,768	1,280	11,790	11,589
Income taxes	635	484	4,561	4,560
Net Income	$1,133	$796	$7,229	$7,029

Earnings Per Share of Common Stock:
Basic	$0.19	$0.14	$1.22	$1.21
Diluted	$0.19	$0.14	$1.20	$1.19
Basic weighted average shares outstanding	5,952,074	5,823,043	5,930,872	5,808,515
Diluted weighted average shares outstanding	5,963,596	5,834,548	6,070,191	5,970,223

Supplemental Income Statement Data
For the Periods Ended June 30, 2006 and 2005
Dollars in Thousands
(Unaudited)

	Second Quarter		Year to Date
	2006	2005	2006	2005
Gross Margin
Natural Gas	$11,445	$11,299	$27,858	$27,320
Propane	3,156	2,840	10,611	10,946
Advanced Information Services	1,273	1,181	2,495	2,373
Other	(76)	(22)	(140)	(69)
Total Gross Margin	$15,798	$15,298	$40,824	$40,570

Operating Income
Natural Gas	$3,501	$3,194	$11,496	$10,986
Propane	(442)	(763)	2,992	3,239
Advanced Information Services	172	(31)	188	(264)
Other	(26)	(75)	(33)	(132)
Total Operating Income	$3,205	$2,325	$14,643	$13,829

Heating Degree-Days — Delmarva Peninsula
Actual	388	572	2,457	3,107
10-year average (normal)	512	506	2,793	2,765

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars in Thousands
(Unaudited)

Assets	June 30, 2006	December 31, 2005
Property, Plant and Equipment
Natural gas distribution and transmission	$234,441	$220,685
Propane	42,866	41,564
Advanced information services	945	1,221
Other plant	9,088	9,276
Total property, plant and equipment	287,340	272,746
Less: Accumulated depreciation and amortization	(82,172)	(78,840)
Plus: Construction work in progress	8,001	7,598
Net property, plant and equipment	213,169	201,504

Investments	1,808	1,686

Current Assets
Cash and cash equivalents	2,366	2,488
Accounts receivable (less allowance for uncollectible accounts of $816 and $861, respectively)	36,477	54,284
Accrued revenue	1,668	4,716
Propane inventory, at average cost	5,442	6,333
Other inventory, at average cost	1,534	1,539
Regulatory assets	591	4,435
Storage gas prepayments	6,576	8,628
Income taxes receivable	-	2,726
Deferred income taxes	1,287	-
Prepaid expenses	2,161	2,021
Other current assets	1,524	1,597
Total current assets	59,626	88,767

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	199	206
Long-term receivables	874	961
Other regulatory assets	1,158	1,178
Other deferred charges	949	1,004
Total deferred charges and other assets	3,854	4,023

Total Assets	$278,457	$295,980

Condensed Consolidated Balance Sheets
Dollars in Thousands
(Unaudited)

Capitalization and Liabilities	June 30, 2006	December 31, 2005
Capitalization
Stockholders' equity
Common Stock, par value $.4867 per share (authorized 12,000,000 shares) (1)	$2,900	$2,863
Additional paid-in capital	41,729	39,620
Retained earnings	46,666	42,855
Accumulated other comprehensive income	(578)	(578)
Deferred compensation obligation	1,091	795
Treasury stock	(1,094)	(798)
Total stockholders' equity	90,714	84,757

Long-term debt, net of current maturities	57,808	58,991
Total capitalization	148,522	143,748

Current Liabilities
Current portion of long-term debt	4,929	4,929
Short-term borrowing	33,003	35,482
Accounts payable	23,787	45,645
Customer deposits and refunds	4,673	5,141
Accrued interest	613	559
Dividends payable	1,728	1,676
Income taxes payable	2,620	-
Deferred income taxes	-	1,151
Accrued compensation	1,732	3,793
Regulatory liabilities	2,992	551
Other accrued liabilities	3,786	3,560
Total current liabilities	79,863	102,487

Deferred Credits and Other Liabilities
Deferred income taxes	24,092	24,249
Deferred investment tax credits	340	367
Other regulatory liabilities	1,715	2,009
Environmental liabilities	279	353
Accrued pension costs	3,118	3,100
Accrued asset removal cost	17,656	16,727
Other liabilities	2,872	2,940
Total deferred credits and other liabilities	50,072	49,745

Total Capitalization and Liabilities	$278,457	$295,980

(1) Shares issued were 5,957,719 and 5,883,099 for 2006 and 2005, respectively.
Shares outstanding were 5,957,627 and 5,883,002 for 2006 and 2005, respectively.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

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For more information, contact:
Joseph D. Steinmetz
Corporate Controller
302.734.6799

Beth W. Cooper
Vice President, Treasurer & Corporate Secretary
302.734.6022